Exhibit 10.35
[Form of Performance Stock Unit Agreement (Operational/R&D)]
ALEXION PHARMACEUTICALS, INC.
2017 INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT
This Performance Stock Unit Award Agreement (this “Agreement”) governs an award (this “Award”) of performance stock units (the “PSUs”) granted to the undersigned employee (the “Participant”) of Alexion Pharmaceuticals, Inc. (the “Company”) under the Alexion Pharmaceuticals, Inc. 2017 Incentive Plan (as amended and in effect from time to time, the “Plan”).

In consideration of the promises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree as follows:
1.Relationship to the Plan. The Participant specifically understands and agrees that this Award is being granted under the Plan, a copy of which the Participant acknowledges he or she has read and understands and by which the Participant agrees to be bound. The provisions of the Plan are incorporated into this Agreement by reference. The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof (except as expressly provided herein). Except as otherwise defined herein (including, for the avoidance of doubt, in Schedule A or Schedule B attached hereto, which are incorporated herein and are a part hereof), all capitalized terms used herein have the same meaning as in the Plan.
2.    Grant of the Award. The Company hereby grants to the Participant on [●] (such date, the “Grant Date”) an award that consists of an unfunded and unsecured promise to deliver (or cause to be delivered) to the Participant, subject to the terms and conditions of the Plan and this Agreement, one share of Stock with respect to each PSU forming part of this Award, on the delivery date specified, or as otherwise provided, herein. Until such delivery, the Participant has only the rights of a general unsecured creditor, and no rights as a shareholder, of the Company. Subject to adjustment pursuant to Section 7(b) of the Plan, the target number of PSUs subject to the achievement of operational performance targets under this Award is [___] (the “Target Award”) and the maximum number of PSUs that may be earned based on the achievement of certain development milestones under this Award is [_____] (the “R&D Units”). The “Performance Period” for purposes of this Award means the period beginning on [____________] and ending on [_____________].
3.    Number of PSUs That May Be Earned. Except as otherwise provided herein, the percentage of the Target Award and the percentage of the R&D Units that may be earned by the Participant will be determined, in each case, in accordance with Schedule A and Schedule B hereto.
4.    Vesting and Settlement of Earned PSUs. Subject to the terms and conditions set forth in this Agreement and the Plan, and unless earlier terminated or forfeited, the PSUs will be earned and will vest in accordance with the terms of Schedule A and Schedule B attached hereto. The Company will deliver to the Participant (or in the event of the Participant’s death, the Participant’s beneficiary or legal representative) such number of shares of Stock equal to the number of Earned PSUs (as hereinafter defined) that vest in accordance with the terms of this Agreement as soon as practicable, but in no event more than thirty (30) days, following the date such Earned PSUs have vested, but not later than March 15th of the year in which such Earned PSUs vest (or in the case of any Earned PSUs that vest on the Initial Vesting Date, March 15th of the year in which they so vest). In the event that any shares of Stock are to be delivered to an individual other than the Participant, the Company will be under no obligation to deliver shares of Stock hereunder unless and until it is satisfied as to the authority of the individual to receive the shares.
5.    Termination of the Award. Except as otherwise provided in an effective employment or other written agreement between the Participant and the Company or any of its affiliates, any PSUs that are not earned in accordance with the terms set forth in Schedule A and Schedule B will terminate effective as of the expiration of the Performance Period, without any consideration or payment due to the Participant, subject to earlier termination as provided for below.
6.    NonTransferability. This Award may not be transferred except as expressly permitted by Section 6(a)(3) of the Plan.
7.    Withholding; Section 409A.
(a)    The Participant acknowledges and agrees that any income or other taxes due with respect to this Award or any shares of Stock to be delivered pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. As a condition to the vesting of the PSUs and/or the delivery of any shares of Stock hereunder, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or any of its affiliates relating to this Award, the Company shall be entitled to (i) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Participant, whether or not pursuant to the Plan; (ii) require that the Participant remit cash to the Company; or (iii) enter into any other suitable arrangements to withhold, in each case, in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. The Participant authorizes the Company to withhold such amounts as may be necessary to satisfy the applicable federal, state and local withholding tax requirements that may arise in connection with this Award from any amounts otherwise owed to the Participant, but nothing in this sentence shall be construed as relieving Participant of any liability for satisfying his or her tax obligations.
(b)    Unless the Company notifies the Participant in writing before the date on which a PSU vests and/or settles hereunder, the number of shares of Stock necessary to satisfy the minimum statutory withholding tax obligations on the vesting date or settlement date, as applicable, will be released by the Participant on such date to an intermediary and sold in order to satisfy such withholding tax obligations. The Participant will be responsible for all third-party administration processing fees in connection with such sale. In addition, the Participant may be subject to and taxed in respect of short-term capital gains or losses that reflect the difference in the withholding tax liability such date and the sales prices actually achieved.
(c)    If the Participant is determined to be a “specified employee” within the meaning of Section 409A and the Treasury regulations thereunder as determined by the Administrator, at the time of the Participant’s “separation from service” within the meaning of Section 409A and the Treasury regulations thereunder, then, to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, the settlement and delivery of any shares of Stock hereunder upon such separation from service will be delayed until the earlier of: (a) the date that is six months and one day following the Participant’s separation from service and (b) the Participant’s death. To the extent necessary to prevent any accelerated or additional tax under Section 409A, for purposes of this Agreement, all references to “termination of Employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).
(d)    This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representation that any payments and benefits provided under this Agreement will comply with or will be exempt from Section 409A, and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.
8.    Acknowledgements and Authorizations. By signing this Agreement, the Participant acknowledges the following:
(a)    The Company is not by the Plan, this Agreement, this Award, or the delivery of Stock upon the vesting of the PSUs granted hereunder obligated to continue the Participant’s Employment. Nothing in this Agreement shall confer on the Participant any right to continue in the employment or service of the Company or any of its affiliates, or in any way interfere with the right of the Company or any of its affiliates to terminate the Employment of the Participant at any time.
(b)    The grant of this Award is a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of any such award or any other benefits in the future.
(c)    The Plan is a voluntary program of the Company and it may be modified, amended, suspended or terminated by the Company at any time. Future awards, if any, will be granted at the sole discretion of the Company and the Administrator, including, but not limited to, the timing of any award, the amount of any award, vesting provisions and purchase price, if any.
(d)    The value of this Award is an extraordinary item of compensation outside of the scope of the Participant’s Employment. As such, this Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments. The future value of the Stock underlying this Award is unknown and cannot be predicted with certainty.
(e)    The Participant authorizes the Company to use and disclose to any agent administering the Plan or providing recordkeeping services with respect to the Plan such information and data as the Company shall request in order to facilitate the grant of this Award, the administration of this Award and the administration of the Plan, and the Participant waives any data privacy rights he or she may have with respect to such information or the sharing of such information.
9.    Governing Law. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.
10.    Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.
11.    Company Signature; Participant Electronic Acknowledgment. An authorized representative has signed this Agreement below. By acknowledging acceptance of the terms of this Agreement through an electronic acknowledgment system established by the Company or its designated broker, the Participant agrees to be bound by all of the terms of this Agreement and the Plan. This Award will not become effective, and the Participant will therefore have no rights to or in this Award, until the Participant acknowledges his or her acceptance of the terms of this Agreement in the manner required by the Company.
IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

ALEXION PHARMACEUTICALS, INC.

By:
Name:
Title:

PARTICIPANT

Name:

(a)
Schedule A
Vesting Schedule
The PSUs will be earned, if at all, in accordance with the provision of this Schedule A and Schedule B.
1.    Performance Targets: The percentage of the Target Award and the percentage of the R&D Units that may be earned by the Participant is based on the achievement of each of the “Revenue” and “EPS” targets and the development milestones set forth on Schedule B (each of the Revenue and EPS targets and development milestones, a “Performance Target”). At the end of the Performance Period, the Committee shall determine the extent to which, if any, each Performance Target has been met and the number of PSUs that have been earned hereunder. No PSUs shall be earned until the Committee certifies that the Performance Target or Performance Targets have been met and certifies the extent to which it or they, as applicable, have been so met. The Committee shall make such determination and certification within sixty (60) days following the end of the Performance Period (the date the Committee makes such determination, the “Initial Vesting Date”). The Committee may, in its discretion, reduce the amount of PSUs earned in accordance with the Plan, but may not exercise discretion to increase any such amount. Any PSUs that are earned hereunder are referred to as “Earned PSUs.” Earned PSUs shall be subject to the vesting schedule set forth in Paragraph 2 below and will be settled, to the extent vested, as provided in Section 4 of the Agreement.
2.    Time-Based Vesting. Subject to Paragraph 3 below, one-third (1/3) of the Earned PSUs will vest on each of the Initial Vesting Date, the first anniversary of the Initial Vesting Date and the second anniversary of the Initial Vesting Date.
3.    Requirement of Continued Employment. The Participant must remain in continuous Employment through the Initial Vesting Date in order to be eligible to earn any PSUs and receive payment in respect thereto in accordance with Section 4 of the Agreement. Upon a termination of Employment prior to the Initial Vesting Date, the PSUs will terminate without any consideration due or payable to the Participant. Any PSUs that are not earned as of the end of the Performance Period shall be forfeited without any consideration due or payable to the Participant. Notwithstanding anything to the contrary contained in any employment or other agreement between the Participant and the Company or any of its affiliates, except as expressly provided for herein, if the Participant’s Employment is terminated for any reason following the Initial Vesting Date, any then-unvested Earned PSUs will terminate without any consideration due or payable to the Participant.
4.     Termination of Employment
(b)    Death. Except as otherwise provided in an effective employment or other written agreement between the Participant and the Company or any of its affiliates, if the Participant’s Employment terminates due to his or her death, then the Earned PSUs that have not vested on the date of termination shall immediately become fully vested.
(c)    Disability. Except as otherwise provided in an effective employment or other written agreement between the Participant and the Company or any of its affiliates, if the Participant’s Employment is terminated by the Company due to his or her Disability (as defined below), then fifty percent (50%) of the Earned PSUs that have not vested on the date of termination shall immediately become fully vested on the date of such termination.
For purposes of this Agreement, “Disability” shall mean , unless otherwise defined in an effective employment or other written agreement between the Participant and the Company or any of its affiliates (in which case, such meaning shall apply for so long as such agreement is in effect), the inability of the Participant to perform the customary duties of his or her Employment by reason of a physical or mental incapacity which is expected to result in death or to be of indefinite duration, that is certified by the Company's long-term disability insurance carrier in writing to the Company or the Participant, and provided that the Participant has been on a leave of absence approved by the Company for at least six (6) months immediately prior to the date of termination of the Participant's Employment. The final determination of whether the Participant has been terminated for Disability shall be made by the Company.
(d)    Position Elimination. Except as otherwise provided in an effective employment or other written agreement between the Participant and the Company or any of its affiliates, if the Participant’s Employment is terminated due to a “position elimination” or “workforce restructuring” as such terms are defined in the Company’s then-applicable severance policy, but not including any termination for Cause or any termination for insufficient performance as determined by the Company or one of its affiliates, as applicable, then any Earned PSUs that would have become vested had the Participant’s Employment continued for the Additional Vesting Credit Period (as defined below) following the date of termination shall immediately become fully vested on the date of such termination provided that the Participant executes a separation agreement agreed to with the Company. For purposes of this Agreement, the “Additional Vesting Credit Period” shall mean one (1) year if the Participant was Employed at or above the Executive Director or Vice President level and six (6) months if the Participant was Employed below the Executive Director level. The provisions of this Paragraph 4(c) shall be subject to any additional restrictions or limitations of any then-applicable severance policy of the Company or any of its affiliates.
(e)    Termination for Cause or at a Time when Cause Exists. Notwithstanding anything to the contrary in this Agreement, if the Participant’s Employment is terminated for Cause, or if, at the time of the Participant’s termination of Employment, grounds for a termination for Cause exist, then the Earned PSUs (whether or not then vested) shall immediately be forfeited and terminate without any consideration due or payable to the Participant.
(f)    Other Termination. Except as otherwise provided in an effective employment or other written agreement between the Participant and the Company or any of its affiliates, if the Participant’s Employment terminates for any reason not covered by Paragraphs 4(a), 4(b), 4(c) or 4(d) above, then the Earned PSUs that have not vested on the date of termination shall immediately be forfeited and terminate without any consideration due or payable to the Participant.
6.    Change in Control.
(a)    Except as otherwise provided in an effective employment or other written agreement between the Participant and the Company or any of its affiliates, in the event of the consummation of a Change in Control, all PSUs, to the extent then outstanding, that have not vested will become eligible to vest based on the Performance Targets achieved as of immediately prior to such Change in Control, as determined in good faith by the Committee and with Performance Targets appropriately adjusted to take into account any partial Performance Period. Any PSUs that become eligible to vest hereunder shall be deemed Earned PSUs. For purposes of this Agreement, the Performance Period will end as of immediately prior to the consummation of the Change in Control.
(b)    If (i) in connection with a Change in Control, Earned PSUs, to the extent outstanding immediately prior to such Change in Control, are assumed or continued, or a new award is substituted for the Earned PSUs by the acquiror or survivor (or an affiliate of the acquiror or survivor) in accordance with the provisions of Section 7(a)(1) of the Plan, and (ii) at any time within the twenty-four (24)-month period following the Change in Control, the Participant’s Employment is terminated without Cause or the Participant terminates his or her Employment for Good Reason, the Earned PSUs (or the award substituted for the Earned PSUs), to the extent then outstanding but not then vested, will automatically vest in full at the time of such termination of Employment. If in connection with a Change in Control the Earned PSUs are not assumed or continued, or a new award is not substituted for the Earned PSUs by the acquiror or survivor (or an affiliate of the acquiror or survivor) in accordance with the provisions of Section 7(a)(1) of the Plan, the Earned PSUs, to the extent outstanding immediately prior to such Change in Control but not then vested, will automatically vest in full upon the consummation of such Change in Control. Notwithstanding anything to the contrary in the Plan or this Agreement, to the extent that any payment under this Award constitutes deferred compensation subject to Section 409A, the immediately preceding sentence will not apply, and any discretion that may otherwise be exercised by the Company pursuant to the Plan or otherwise shall not be so exercised to the extent the exercise of such discretion would result in adverse tax consequences under Section 409A.
(c)    For purposes of this Agreement, “Good Reason” shall mean, unless otherwise defined in an effective employment or other written agreement between the Participant and the Company or any of its affiliates then in effect (in which case, such meaning shall apply for so long as such agreement is in effect), the occurrence of any of the following, without the Participant’s prior consent:
1.    relocation of the Participant’s place of Employment to a location that is more than thirty (30) miles from the Participant’s principal place of Employment prior to the Change in Control; or
2.    a material diminution of the Participant’s base salary or annual bonus target percentage (i.e., percentage of base salary fixed during the performance year) from the Participant’s base salary or annual bonus target percentage in effect as of immediately prior to the Change in Control (or, if greater, following such Change in Control).
A termination of Employment will qualify as a termination for Good Reason only if (i) the Participant gives the Company written notice, within ninety (90) days of the first existence or occurrence of any of the conditions specified above; (ii) the Company fails to cure the condition(s) within thirty (30) days of receiving such written notice; and (iii) the Participant terminates his or her Employment not later than thirty (30) days following the end of such thirty (30)-day cure period.
1.    Cancellation of Award and Recoupment of Gains. Notwithstanding anything herein to the contrary, if the Participant is not in compliance with all material applicable provisions of this Agreement or the Plan, or if the Participant engages in a Detrimental Activity or breaches any other Company policy or covenant with the Company to which the Participant is bound, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict the PSUs and Earned PSUs at any time, and, at the Company’s request, the Participant shall reimburse the Company any gains realized by the Participant on the sale of any Stock delivered in respect of the PSUs. If requested by the Company the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of this Agreement and the Plan and has not engaged in any Detrimental Activity. In addition, the Participant expressly acknowledges that this Award is subject to the restrictions set forth in Section 6(a)(5) of the Plan, including that the PSUs are subject to any clawback or recoupment policy of the Company and any of its affiliates, as in effect from time to time.
For purposes of this Agreement, “Detrimental Activity” shall mean any of the following, unless authorized in advance by the Company: (1) during the Participant’s Employment, the rendering of services for any organization, or engaging directly or indirectly, whether as an employee or independent contractor or otherwise, whether with or without compensation, in any business that is or becomes competitive with all or any portion of the business of the Company or any of its affiliates; (2) the disclosure to anyone outside the Company or any of its affiliates, or the use in other than the Company’s or any of its affiliates’ business, without prior authorization from the Company, of any confidential information or material relating to the business of the Company or any of its affiliates, acquired by the Participant either during or after his or her Employment, (3) the failure or refusal to disclose promptly and to assign to the Company or one of its affiliates all rights, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during his or her Employment, relating in any manner to the actual or anticipated business, research or development work of the Company or any of its affiliates, or the failure or refusal to do anything reasonably necessary to enable the Company or any of its affiliates to secure a patent where appropriate in the United States and in other countries; or (4) any attempt, directly or indirectly, by the Participant to induce any Employee or other service provider of the Company or any of its affiliates to be employed or perform services elsewhere, or any attempt, directly or indirectly, by the Participant to solicit the trade or business of any current or prospective customer, supplier, consultant, vendor, or partner of the Company or any of its affiliates during his or her Employment.
7.    Section 162(m). This Award is intended to qualify as exempt performance-based compensation under Section 162(m) of the Code and shall be interpreted consistently with that intent.

2.
Schedule B
Performance Targets: Operational Metrics and Development Milestones

Development Milestones: [ ]

Revenue and EPS Performance Targets: [ ]

	Number of PSUs at Threshold	Number of PSUs at Target	Number of PSUs at Maximum
Revenue PSUs (65% of Target Award)	[ ]	[ ]	[ ]
EPS PSUs (35% of Target Award)	[ ]	[ ]	[ ]

Schedule C

Plan Exchange Rates